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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT


               AGREEMENT, dated this 13th day of July, 1998 (the "Agreement"), among Summit Acceptance Corporation (the "Employer"), and David R. Lawson of 3939 Beltline Road, Suite 400, Dallas, Texas 75244 (the "Employee").

               1.  Employment. Duties and Agreements.

               (a) The Employer hereby agrees to employ the Employee as the Chief Executive Officer of the Employer and the Employee hereby accepts such position and agrees to serve the Employer in such capacity during the employment period fixed by Section 3 hereof (the "Employment Period"). The Employee shall report to the Board of Directors of the Employer (the "Board") or to the Executive Committee of the Board, if any, or any other officer of the Employer as determined by the Board. The Employee's duties and responsibilities shall be commensurate with his position or as determined by the Board or its designee. During the Employment Period, the Employee shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Board or its designee and all applicable policies and rules thereof as are consistent with the above title.

               (b) During the Employment Period and as long as the Employer shall not be in default of a material obligation hereunder, excluding any periods of vacation, holidays, sick leave and other paid or unpaid leaves of absence to which the Employee is entitled, the Employee shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Employer.

               (c) During the Employment Period, the Employee may not, without the prior written consent of the Board, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Employer), provided that it shall not be a violation of the foregoing for the Employee to (i) act or serve as a director, trustee or committee member of any civic or charitable organization, (ii) act or serve as a director or committee member of another business to the extent the Employee serves such business in such capacity as of the Effective Date, provided that such activities do not violate the non-compete covenants of Section 7 hereof or otherwise present any conflict of interest with the Employer and any of its affiliates, and (iii) manage his personal, financial and legal affairs, so long as such activities (described in clauses (i), (ii) and (iii)) do not interfere with the performance of his duties and responsibilities to the Employer as provided hereunder.

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        2.      Compensation.

                (a) As compensation for the arrangements made by the Employee herein and the performance by the Employee of his obligations hereunder, during the Employment Period, the Employer shall pay the Employee, not less than once a month pursuant to the Employer's normal and customary payroll procedures, a base salary at the rate of $240,000 per annum (the "Base Salary"), provided that such base salary shall increase to $252,000 as of the first anniversary of the Effective Date.

                (b) In addition to the Base Salary, during the Employment Period the Employee shall have an opportunity to earn an annual target bonus (the "Bonus") equal to 50% of the Employee's Base Salary. The actual Bonus will be determined by the Board and will be based on individual performance, achievement of Capital One Financial Corporation/Summit Acceptance Corporation integration plan, and performance of the Employer's business.

                (c) On the Effective Date (as defined in Section 3 below), the Employee shall be granted an option (the "Option") to purchase 16,000 shares of common stock of Capital One Financial Corporation ("Capital One Common Stock"), par value $0.01 per share, at a per share exercise price equal to the average of the high and low trading price for Capital One Common Stock as reported on the New York Stock Exchange Composite Transactions Tape on the Effective Date. The terms of the Option shall be governed by the Capital One Financial Corporation 1994 Stock Incentive Plan and the Employee shall be required to execute the forms of Stock Option Grant Agreement attached hereto as
Exhibit I (with respect to the portion of the Option that qualifies as an incentive stock option under Section 422 of the Internal Revenue Code) and
Exhibit II (with respect to the portion of the Option that is a non-qualified stock option).

                (d) During an Employment Period, the Employee shall b e entitled to the benefits and perquisites which are made available generally to other similar employees of the Employer or as may be agreed upon by the Board.

        3.      Employment Period.

                The Employment Period shall commence on the Closing Date of the transactions contemplated under the Agreement and Plan of Merger dated July 13, 1998 (the "Merger Agreement") among Capital One Financial Corporation ("Capital One"), S-Acquisition Corp., the Employer and certain other parties (the "Effective Date") and shall terminate on the day preceding the second anniversary of the Effective Date (the "Scheduled Termination Date"); provided, however, that the Employee's employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of the following events (at which time the Employment Period shall be terminated);

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                (a)     Death. The Employee's employment hereunder shall
terminate upon his death.

                (b) Disability. The Employer shall be entitled to terminate the Employee's employment hereunder for "Disability" if, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been unable to perform his duties hereunder or the Employer determines that the Employee will not be able to perform his duties hereunder, for a period of six
(6) consecutive months or for 180 days within any 365-day period, and within 30 days after Notice of Termination (as defined in Section 4 below) for Disability is given following such 6-month or 180/365-day period, as the case may be, the Employee shall not have returned to the performance of his duties on a full-time basis. Such inability or incapacity to perform the duties hereunder shall be documented to the reasonable satisfaction of the Board by correspondence from registered physicians reasonably satisfactory to the Board and the Employee.

                (c) Cause. The Employer may terminate the Employee's employment hereunder for Cause. For purposes of this Agreement, the term "Cause" shall mean: (i) a material violation by the Employee of this Agreement; (ii) the failure by the Employee to substantially perform his duties hereunder (other than as a result of physical or mental illness or injury), after the Board delivers to the Employee a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Employee has not substantially performed the Employee's duties and the Employee fails to cure the existing problem within 30 days; (iii) the Employee's willful misconduct or gross negligence which is materially injurious to the Employer; or
(iv) the commission by the Employee of a felony or other serious crime involving moral turpitude. If, subsequent to the Employee's termination of employee hereunder for other than Cause, it is discovered that the Employee's employment could have been terminated for Cause, the Employee's employment shall, at the election of the Employer, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

                (d) Without Cause. The Employer may terminate the Employee's employment hereunder without Cause.

                (e) Voluntary Termination. The Employee may voluntarily terminate his employment under this Agreement at any time by providing at least 60 days' prior written notice to the Employer. In such event, the Employee shall be entitled to receive his unpaid Base Salary accrued up to the date of such termination and the Employer shall not have any further obligations hereunder.

                4. Termination Procedure.

                (a) Notice of Termination. Any termination of the Employee's employment by the Employer or by the Employee during the Employment Period (other than termination pursuant to Section 3(a)) shall be communicated by written "Notice of

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Termination" to the other party hereto in accordance with Section 9(a). For purposes of this Agreement, a Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and shall attach any prior notices required under Section 3.

                (b) Date of Termination. "Date of Termination" shall mean (i) if the Employee's employment is terminated by his death, the date of his death,
(ii) if the Employee's employment is terminated pursuant to Section 3(b), thirty
(30) days after Notice of Termination and (iii) if the Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

               5. Termination Payments.

                (a) Without Cause. In the event of the termination of the Employee's employment during the Employment Period by the Employer without Cause, the Employer shall continue to pay, in accordance with the Employer's normal and customary payroll procedures, the Employee's Base Salary through the Scheduled Termination Date and shall pay any unpaid Bonus for each year in the two year period covered by this Agreement as if 100% of the target Bonus had been achieved on the date such Bonus would have otherwise been paid for such year; provided that the Employer's obligation to pay any termination payments hereunder shall be contingent upon the Employee executing a valid release and waiver of all claims.

                (b) Cause, Death or Disability. If the Employee's employment is terminated during the Employment Period by the Employer for Cause or as a result of the Employee's death or Disability, the Employer shall pay to the Employee or the Employee's estate or legal representative in the event of his death any unpaid Base Salary accrued up to the date of such termination. The Employer shall have no additional obligations under this Agreement.

                6. Non-Disclosure. The Employee acknowledges that during the course of the Employee's employment, he has had, and/or will have, access to confidential information regarding the Employer and Capital One and their respective customers and trade secrets (including, but not limited to, information relating to the Employer's business of acquiring and managing auto finance receivables and Capital One's business of acquiring and managing credit card accounts and accounts relating to other consumer products and services) which, if released, would cause substantial and irreparable harm to the business interests of the Employer and Capital One. The Employee agrees that all information pertaining to prior, current or contemplated business of the Employer and/or Capital One (excluding (a) publicly available information (in substantially the form in which it is publicly available) unless such information is publicly available by reason of unauthorized disclosure and (b) information of a general nature not pertaining exclusively

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to the Employer and/or Capital One which would be generally acquired in similar employment with another employer) constitute valuable and confidential assets of the Employer. Such information includes, without limitation, information related to the Employer's auto finance business and Capital One's credit card and other information-based consumer marketing businesses, such as the Employer's or Capital One's business plans and strategies, products, test results, discoveries, customer lists, databases, computer programs, frameworks, models, credit policies and practices, collections, recoveries and repossession policies and practices and marketing, selling and operating policies and practices with respect to the identity, solicitation, acquisition, management, resale or cancellation of auto finance receivables, credit card accounts and/or other consumer product and/or service accounts. The Employee shall hold all such information in trust and confidence for the Employer and Capital One shall not use or disclose any such information for other than the Employer's business, and shall be liable for damages incurred by the Employer and Capital One as a result of disclosure of such information by the Employee for any purpose other than the Employer's business, either during the Employee's employment or after the Employee's employment terminates for whatever reason.

                7.  Non-Compete: Non-Solicitation.

                (a) In consideration of the Employer's willingness to enter into this Agreement and provide the payments and benefits provided hereunder and in consideration of Capital One's willingness to effect the acquisition, acquire all outstanding shares of Summit Common Stock held by the Employee and convert all Summit Options held by the Employee into Capital One Options, the Employee agrees not to engage in the following:

                      (i) directly or indirectly, whether or not for compensation, participate in the ownership, management, operation or control of, or otherwise render any service to, any Auto Finance Competitor (as hereunder defined) or be employed by or perform consulting services for any Auto Finance Competitor during the Employment Period and continuing for a period ending two (2) years following the later of the Scheduled Termination Date or the Employee's termination of employment, provided that the ownership for investment purposes of not more than five percent (5%) of the total outstanding equity securities of a publicly-traded company shall not violate this provision;

                      (ii) directly or indirectly, whether or not for compensation, participate in the ownership, management, operation or control of, or otherwise render any service to, any Credit Card Competitor (as hereunder defined) or be employed by or perform consulting services for any Credit Card Competitor during the Employment Period and continuing for a period ending two (2) years following the later of the Scheduled Termination Date or the Employee's termination of employment, provided that the ownership for investment purposes of not more than five percent (5%) of the total outstanding equity securities of a publicly-traded company shall not violate this provision;

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                      (iii) directly or indirectly, solicit any Customer (as
        hereinafter defined) of the Employer or any former or prospective Customer of the Employer with a view to inducing such Customer to enter into an agreement or otherwise do business with any Competitor (as hereinafter defined) with respect to the Employer's business, or attempt to induce any such Customer to terminate its relationship with the Employer or to not enter into a relationship with the Employer, as the case may be for a period of two (2) years following the later of the Scheduled Termination Date or the Employee's termination of employment; or
                      (iv) offer employment to any employee of the Employer or attempt to induce any such employee to leave the employ of the Employer for a period of two (2) years following the later of the Scheduled Termination Date or the Employee's termination of employment.

                (b) For purposes of this Section 7:

                      (i) An "Auto Finance Competitor" is any corporation, firm, partnership, proprietorship or other entity which engages in the business of acquiring and/or managing auto finance receivables in the United States or any other country where the Employer or one of its affiliates is engaged in the auto finance business at the Scheduled Termination Date or Employee's termination of employment.

                      (ii) A "Credit Card Competitor" is any corporation, firm, partnership, proprietorship or other entity which engages in the business of acquiring and/or managing credit card accounts, whether secured or unsecured, in the United States, Canada, the United Kingdom or any other country where Capital One or one of its affiliates is engaged in the credit card business at the Scheduled Termination Date or the Employee's termination of employment.

                Any references to the term "Competitor" shall collectively include Auto Finance Competitor and Credit Card Competitor.

                      (iii) A "Customer" shall mean (1) any person or entity who sells, purchases or in any way utilizes the products or services of the Employer or (2) any person or entity who has an active business relationship with, and has referred business to, the Employer.

                8. Third Party Beneficiary Right: Enforcement. The Employee hereby agrees and acknowledges that his obligations under Section 6 and 7 hereof are for the benefit of the Employer and Capital One and Capital One shall have the right to enforce such provisions hereof to the same extent and in the same manner as the Employer.

                The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to the Employer and/or Capital One by reason of a failure by the Employee to perform any of his obligations under the Sections 6 and 7. Accordingly, if the Employer and/or Capital One institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, the Employee hereby waives the claim or defense that the Employer and/or Capital One has an adequate remedy at law, and the Employee shall not urge in any such action or proceeding the defense that any such remedy exists at law. Section 6, 7 and 8 shall survive the termination of the Employment Period.

                9. Miscellaneous.

                (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

                If to the Employer:

                Summit Acceptance Corporation
                c/o Capital One Financial Corporation
                2980 Fairview Park Drive
                Suite 1300
                Falls Church, VA 22042-4525

                Attention: Senior Vice President (Human Resources) and General Counsel

                If to the Employee:

                At the address first written above.


or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

                (b) This Agreement by and between the Employee and the Employer and the forms of Stock Option Grant Agreement attached hereto as Exhibits I and II, constitute the entire agreement among the parties hereto with respect to the Employee's employment, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Employee's employment.

                (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any

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party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

                (d) (i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs , executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Employee.

                (ii) The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would have been required to perform it if no such succession had taken place. As used in the Agreement, "the Employer" shall mean both the Employer as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

                (e) If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

                (f) The Employer may withhold from any amounts payable to the Employee hereunder all federal, state, city or other taxes that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

                (g) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.

                (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                (i) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.





                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

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                                    SUMMIT ACCEPTANCE CORPORATION


                                      /s/ David R. Lawson
                                    -------------------------------------
                                    Name:  David R. Lawson
                                    Title: CEO



                                      /s/ David R. Lawson
                                    -------------------------------------
                                    David R. Lawson

                        AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is entered into effective as of the 27 day of July, 2000 ( the "Effective Date"), by and between SUMMIT ACCEPTANCE CORPORATION, a Texas corporation (the "Employer"), and DAVID
R. LAWSON ("Employee").

        WHEREAS, Employee and Employer entered into an Employment Agreement dated as of July 13, 1998, (the "Original Employment Agreement"); and

        WHEREAS, pursuant to Section 8 of the Original Employment Agreement, Employee agreed that his obligations under Sections 6 ("Non-Disclosure") and 7 ("Non-Compete; Non Solicitation") of the Original Employment Agreement were for the benefit of Summit and Capital One Financial Corporation ("Capital One"), and that the Employer and Capital One shall have the right to enforce such provisions; and

        WHEREAS, Employer and Employee desire to amend the Original Employment Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1. The first paragraph of Section 3 of the Original Employment Agreement is hereby deleted in its entirety and replaced as provided below:

                "3.   Employment Period.

                      The Employment Period shall commence upon the Effective Date of the Amendment to Employment Agreement, as the term is defined therein, and shall terminate on the day preceding the first anniversary of the Effective Date of the Amendment to Employment Agreement (the "Scheduled Termination Date"); provided, however, that the Employee's employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):"

        Subsections 3(a)-(e) shall remain as written.

        The following paragraph shall be added at the end of Section 3:

                "This Agreement shall be automatically renewed for a one-year period ("Renewal Term"), unless this Agreement is terminated by either party at least 30 days prior to the end of the term of this Agreement, or is otherwise terminated pursuant to Section 3 of the Original Employment Agreement. The Renewal Term will continue from year-to-year unless either party terminates the Agreement at least 30 days prior to the expiration of any Renewal Term, or otherwise terminates the Agreement pursuant to Section 3 of the Original Employment Agreement."

                2. The first paragraph of Section 7(a) of the Original Employment Agreement is hereby deleted in its entirety and replaced as provided below:

                "7.    Non-Compete: Non-Solicitation

                (a) In consideration of the Employer's willingness to enter into this Agreement and provide the payments, benefits, confidential information, and special training provided hereunder, the Employee agrees not to engage in the following:"

        3. Section 9(b) of the Original Employment Agreement is hereby deleted in its entirety and replaced as provided below:

                "(b) This Agreement by and between the Employee and the Employer and the forms of Stock Option Grant Agreement attached hereto as Exhibits I and II, together with the Amendment to Employment Agreement executed on July 13, 1998, constitute the entire agreement among the parties hereto with respect to the Employee's employment, and supersedes and is full substitution for any and all prior understandings or agreements with respect to the Employee's employment."

        Employee specifically acknowledges that the Employee's obligations of non-disclosure, non-competition, and non-solicitation apply to protect all confidential information received or learned by him, directly or indirectly, during the initial term of the Original Employment Agreement and thereafter.

        Except as otherwise amended pursuant to this Amendment, the terms and conditions of the Original Employment Agreement shall remain in full force and effect, and shall survive the execution of this Amendment. If any inconsistency or conflict between the terms of this Amendment and the Original Employment Agreement shall exist, this Amendment shall control.

        IN WITNESS WHEREOF, this Amendment has been executed by the duly authorized representatives of each of the parties effective as of the date first written above.


EMPLOYER:                                         EMPLOYEE:
SUMMIT ACCEPTANCE CORPORATION



By:                                                  /s/ David R. Lawson
    ---------------------------                   ------------------------------